Exhibit 99.1

IMPORTANT INFORMATION REGARDING YOUR TIER REIT SHARES

June 3, 2015

Dear Stockholder:

In March, we announced that we are pursuing a listing of our common stock on a national securities exchange and since then have been preparing for that potential listing. In anticipation of this possible event, our board of directors has approved a one-for-six reverse stock split and the redemption of fractional shares for the Company’s shares of common stock, both of which were effective on June 2, 2015.

In addition to this event, we also want to take this opportunity to let you know about a few account reporting changes that will occur in the next 30 days.

Reverse Stock Split and Fractional Share Redemption

The reverse stock split was effective on June 2 and caused every six shares that you own to be automatically combined into one share of common stock. The board believes this share consolidation will bring our estimated per share value in line with a more commonly accepted range of per share values of other publicly traded office REITs. The reverse stock split affected stockholders uniformly and did not affect your ownership interest in the Company or account value.

In connection with the reverse stock split, any fractional shares that you owned were redeemed as described below. Each stockholder will receive a cash payment equal to the fractional share held by such stockholder multiplied by $26.88 (the most recent estimated value per share as of October 30, 2014 of $4.48 multiplied by six for the reverse stock split). For example, a stockholder with a fractional redemption amount of 0.50 shares will receive a cash payment equal to $13.44.

For stockholders who hold their shares in a non-custodian account, payments will be made by check to the address of record. For stockholders who hold their shares in a custodian account, the payment will be sent to the custodian of record.

Quarterly Cash Distribution

In May, we announced that the board declared distributions for the second quarter of 2015 in the amount of $0.03 per share, payable to stockholders of record as of June 30, 2015. Giving effect to the reverse stock split, this distribution rate will be multiplied by six, or $0.18 per share, and will be paid on July 8, 2015.

TIER REIT, Inc.

June 3, 2015

Account Changes

Due to the timing of these events, we are unable to change the payment instructions for the fractional share redemptions; however, stockholders who have questions about their payments or have account changes for their upcoming second quarter distribution should contact their financial advisor or TIER REIT’s Shareholder Services at 1.844.782.0585. Please note that this is a new phone number for Shareholder Services, and they operate from 8AM-5PM Central, Monday through Friday. Additionally, should you have a change of address, a form can be found on our website at www.tierreit.com/ir under the Stockholder Forms link.

Quarterly Statements

On June 30, 2015, we will be transitioning your Quarterly Statement from Behringer’s consolidated statement to a stand-alone TIER REIT statement. Please note that your TIER REIT shares will be transferred from the Behringer platform to TIER REIT. This transaction will be noted on your second quarter statement as a transfer of your shares from Behringer to TIER REIT. This change will not affect ownership of your shares. Stockholders who own shares of TIER REIT on September 30, 2015 will receive a TIER REIT quarterly statement for the third quarter.

Should you require additional information or need assistance regarding these events, please contact your financial representative or Shareholder Services at 1.844.782.0585. Additionally, visit our website at www.tierreit.com/ir to sign up for timely email communications and other information.

Sincerely,
Scott W. Fordham
Chief Executive Officer and President